Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-138257

PROSPECTUS SUPPLEMENT NO. 17

DATED JANUARY 28, 2008

(To Prospectus Dated November 17, 2006)

BIOVEST INTERNATIONAL, INC.

18,000,000 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated November 17, 2006, of Biovest International, Inc. (the “Company”) as supplemented by Supplement No. 16 thereto dated January 22, 2007, Supplement No. 15 thereto dated December 31, 2007, Supplement No. 14 thereto dated December 31, 2007, Supplement No. 13 thereto dated November 2, 2007, Supplement No. 12 thereto dated October 18, 2007, Supplement No. 11 thereto dated September 11, 2007, Supplement No. 10 thereto dated August 15, 2007, Supplement No. 9 thereto dated June 29, 2007, Supplement No. 8 thereto dated June 14, 2007, Supplement No. 7 thereto dated May 15, 2007, Supplement No. 6 thereto dated April 19, 2007, Supplement No. 5 thereto dated March 28, 2007, Supplement No. 4 thereto dated February 14, 2007, Supplement No. 3 thereto dated January 19, 2007, Supplement No. 2 thereto dated December 29, 2006 and Supplement No. 1 thereto dated December 14, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1 through 16 thereto. The Prospectus relates to the public sale, from time to time, of up to 18,000,000 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 through 16.

This prospectus supplement includes the attached Form 10-K/A as filed by us with the Securities and Exchange Commission on January 28, 2008.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated November 17, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2008.

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 10-K/A

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-11480

BIOVEST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1412084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

377 Plantation Street, Worcester MA 01605

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (813) 864-2554

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $.01 par value

(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐    Non-Accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

As of March 31, 2007, the aggregate market value of the voting stock held by non–affiliates of the registrant, computed by reference to the last sale price of such stock as of such date on the OTC Bulletin Board, was approximately $10,892,197.

As of December 31, 2007, there were 95,729,729 shares of the registrant’s Common Stock outstanding.

Forward-Looking Statements

Statements in this annual report on Form 10-K/A that are not strictly historical in nature are forward-looking statements. These statements may include, but are not limited to, statements about: the timing of the commencement, enrollment, and completion of our clinical trials for our product candidates; the progress or success of our product development programs; the status of regulatory approvals for our product candidates; the timing of product launches; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and our estimates for future performance, anticipated operating losses, future revenues, capital requirements, and our needs for additional financing. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” “goal,” or other variations of these terms (including their use in the negative) or by discussions of strategies, plans or intentions. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. The underlying information and expectations are likely to change over time. Actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the caption “Risk Factors” in “ITEM 1. DESCRIPTION OF BUSINESS” in the annual report on Form 10-K filed by the Company on December 28, 2007 and those set forth in our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTORY NOTE

This Form 10-K/A (the “10K/A”) of Biovest International, Inc. (the “Company”) amends the annual report on Form 10-K for the year ended September 30, 2007 (“FY 2007”), as filed with the Securities and Exchange Commission (“SEC”) on December 28, 2007 (the “Annual Report”). This 10K/A is being filed for the purpose of providing certain disclosures contained in Part III thereof, which were incorporated by reference to an anticipated Proxy which the Company previously expected to file within 120 days of the end of its fiscal year in the original Annual Report.

This 10K/A does not reflect any changes to the financial statements contained in Part III.

This 10K/A does not reflect events occurring after the filing of the Original Annual Report on Form 10-K, or modify or update the disclosures contained in the Original Annual Report in any way other than as required to reflect the amendment set forth above. The filing of this 10K/A shall not be deemed an admission that the Original Annual Report, when made, included any untrue statement of a material fact or omitted to state a material fact necessary to make a statement not misleading.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE.

On December 3, 2007 and made effective on December 31, 2007, James A. McNulty, CPA resigned as the Chief Financial Officer and Secretary of the Company and any subsidiary of the Company on which he served, in order to pursue other professional opportunities and commitments. Mr. McNulty has confirmed that the resignation described herein was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on December 3, 2007 and made effective on December 31, 2007, the Company’s Board of Directors appointed Alan M. Pearce as the Company’s Chief Financial Officer. Mr. Pearce also serves as CFO of the Company’s parent corporation, Accentia Biopharmaceuticals, Inc. Biographical information for Mr. Pearce is set forth below.

Alan M. Pearce has served as a director and Chief Financial Officer of Accentia since August 2004. Prior to serving as Accentia’s Chief Financial Officer, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory board of The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance Company. From September 2002 to September 2005, Mr. Pearce served as a director of BioDelivery Sciences International, Inc. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

The following table sets forth, as of December 31, 2007, certain information concerning our executive officers and directors:

Name	Age	Position
Steven R. Arikian, M.D.	51	Chief Executive Officer, (“CEO”), President, Chairman & Director

Francis E. O’Donnell, Jr., M.D.	58	Vice-Chairman & Director

Alan M. Pearce*	59	Chief Financial Officer (“CFO”)

Raphael J. Mannino, Ph.D.	61	Director

Peter J. Pappas, Sr.	68	Director

Christopher C. Chapman, M.D.	56	Director

Jeffrey A. Scott, M.D.	50	Director

Robert D. Weiss	58	Director

John Sitilides	46	Director

Ronald E. Osman, Esq.	62	Director

*	Assumed the position of CFO as of December 31, 2007, replacing James A. McNulty, CPA, who resigned effective December 31, 2007.

Set forth below is biographical information regarding our directors, officers, and key employees:

Steven R. Arikian, M.D. has been a Director of our Company since June 2003. Dr. Arikian became our CEO and President in September 2004, as well as Chairman of the Board of Directors since March 2004. Dr. Arikian is a director of Accentia Biopharmaceutical, Inc. (“Accentia”), our parent corporation. Further, since 1997 he has served as the President and a director of Analytica International, Inc. (formerly, The Analytica Group, Inc.), which is a subsidiary of Accentia. He founded The Analytica Group, a global provider of research and communications services to the pharmaceutical and biotechnology industries in 1997. Dr. Arikian began providing pharmaceutical clients with Clinical and Outcomes Research services in 1988. Having held positions of increasing responsibility, he served as President of The Center for Health Outcomes and Economics at Bristol Myers Squibb for three years, where he supervised a staff of over 50 professionals responsible for development of global health outcomes research. He has designed and implemented research projects in the United States, Canada, Latin America and Europe. Dr. Arikian holds a faculty appointment at the Columbia University Mailman School of Public Health. He has also held faculty appointments at the University of Toronto and the University of Kentucky. He is widely published in the peer-reviewed literature and has been a frequent speaker at industry and trade group sponsored meetings on topics including Formulary Management, Pharmaceutical Pricing, Multi-National Health Economic Studies, and Pharmacoepidemiology. Today Dr. Arikian devotes his time to overseeing Accentia’s pharma-services and development companies, including the Company and Analytica.

Francis E. O’Donnell, Jr., M.D. has been a Director of our Company since June 2003. Dr. O’Donnell is our Co Vice-Chairman (non-executive). Dr. O’Donnell is the non-executive Chairman, CEO and a director of Accentia, our parent corporation since its inception in 2002. He is also the CEO, President, Chairman and a Director of BioDelivery Sciences International, Inc. (“BDSI”) Dr. O’Donnell was the Founder and for more than the last five years has served as managing director of The Hopkins Capital Group (“HCG”), an affiliation of limited liability companies which engage in business development and venture activities. Included in companies in which HCG entities are significant stockholders include Accentia and BDSI. Dr. O’Donnell served as Chairman of Laser Sight Inc. (LASE) a publicly traded manufacturer of advanced refractive laser systems until June 2003. He is co-founder of RetinaPharma Technologies, Inc. which includes Tatton Technologies, LLC and is a co-founder of Biotech Specialty Partners, LLC an alliance of specialty pharmacy and biotechnology companies.

Dr. O’Donnell is a 1975, summa cum laude graduate of the Johns Hopkins School of Medicine. He received his specialty training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. He is the former Professor and Chairman, Department of Ophthalmology, St Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and he has been awarded 34 US Patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International. He is a Trustee for St. Louis University and The Health Careers Foundation.

Alan M. Pearce has been our CFO since December 31, 2007. Mr. Pearce has served as a director and CFO of Accentia since August 2004. Prior to serving as Accentia’s CFO, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory board of The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance Company. From September 2002 to September 2005, Mr. Pearce served as a director of BioDelivery Sciences International, Inc. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

Raphael J. Mannino, Ph.D. has been a Director of our Company since June 2003. Dr. Mannino has been the Executive Vice President and Chief Scientific Officer of BDSI since October 2000, and a director since October 2001. Dr. Mannino previously served as President, CEO, Chief Scientific Officer, and a member of the Board of Directors of BioDelivery Sciences, predecessor to BDSI since its incorporation in 1995. Dr. Mannino’s previous experience includes positions as Associate Professor at the University of Medicine and Dentistry of New Jersey (1990 to present), Assistant, then Associate Professor, Albany Medical College (1980 to 1990), and Instructor then Assistant Professor, Rutgers Medical School (1977 to 1980). His postdoctoral training was from 1973 to 1977 at the Biocenter in Basel, Switzerland. Dr. Mannino received his Ph.D. in Biological Chemistry in 1973 from the Johns Hopkins University, School of Medicine.

Peter J. Pappas, Sr. has been a Director of our Company since March 2003. Mr. Pappas has for more than the last five years been the President and CEO of P.J. Mechanical Corp., a major air conditioning contractor in the New York City metropolitan area. In addition to his vast experience in construction for the past forty years, Mr. Pappas is a prime real estate developer and investor around the country. He attended NYU as a business administration major. A noted philanthropist, Mr. Pappas is an Archon of the Greek Orthodox Church. He serves the Archdiocesan National Council and as trustee of the privileged Leadership 100 Endowment trust. He is a board member of the Western Policy Center in Washington, D.C., a member of the Board of The Cyprus/American Chamber of Commerce, and the National Chairman of the Cyprus Children’s Fund, a sponsorship program and scholarship award endowment.

Christopher C. Chapman, M.D. has been a Director of our Company since March 2004. Dr. Chapman was the Executive Vice President of Medical and Regulatory Affairs and Director of New Business Development (pharmaceuticals) for BDSI on a part time basis from October 2000 to November 2004. Dr. Chapman received his M.D. degree from Georgetown University in Washington, D.C. in 1987 where he completed his internship in Internal Medicine. He completed a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown University. Since 1995, Dr. Chapman has been a critical care physician on the staff at Doctor’s Community Hospital, Lanham, Maryland. He was most recently President of Chapman Pharmaceutical Consulting. From 1995 to April 2000, Dr. Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (QBRI) Medical Affairs, Drug Safety and Medical Writing Departments.

Jeffrey A. Scott, M.D. has been a Director of our Company since March 2004. Dr. Scott, whose specialty is oncology, currently is the President of P4 Healthcare, a multimedia Healthcare Marketing and Education Company with a focus in Oncology. From 1998 to 2005, Dr. Scott served as the National Medical Director and President of the International Oncology Network, a network of more than 3500 U.S. Private Practice Oncologists headquartered in Baltimore, MD, since 1998, and in that same role for the International Physician Network. Dr. Scott was a practicing physician, Partner and CFO of Georgia Cancer Specialists located in Atlanta, GA from 1995 to 2001, acting as CFO for a large practice with over $100 million in revenue and responsible for development of financial programs of practice after merger and corporate buyout by Phymatrix. In this position, Dr. Scott also took responsibility for the development of an extensive Clinical Research program. From 1998 to 2000, he also served as Medical Chief of Staff at Atlanta’s Emory Northlake Regional Medical Center. Dr. Scott’s biotech experience includes his role as a Consultant to Nexstar Pharmaceuticals of Boulder, Colorado, assisting and educating the sales force in dealing with physician networks and consulting with investment advisors regarding potential investments in other biotechnology companies.

Dr. Scott’s educational background includes a B.S. in Microbiology from the University of Michigan, Ann Arbor, Michigan, and medical education at Wayne State University, Detroit, Michigan and a fellowship in Oncology at University of Texas Health Sciences, San Antonio, Texas. Dr. Scott has Board Certifications from the American Board of Internal Medicine, Internal Medicine, September 1987, and the American Board of Internal Medicine, Medical Oncology, November 1989. He has extensive research and publication credits in the oncology field.

John Sitilides has been a Director of our Company since March 2005. Mr. Sitilides is a government relations strategist and Principal at Trilogy Advisors in Washington, D.C, whose successful projects include the accelerated execution of federal agency actions and regulatory corrections, the structured coordination of Washington, D.C. strategic planning, and preparation of political intelligence reports. Mr Sitilides worked in the United States Senate before founding the Western Policy Center, a respected international relations institute, in 1998. He served as Executive Director until its 2004 merger with the Woodrow Wilson International Center for Scholars. He is Chairman of the Wilson Center Southeast Europe Project and the State Department Foreign Service Institute’s Advanced Area Studies program on Greece and Cyprus. He also serves on the Commerce Department Joint Science and Technology Cooperation Advisory Council (Initiative for Technology Cooperation in the Balkans) and on the Board of Trustees of Leadership 100 Endowment Trust. A frequent media commentator on national politics and global affairs, Mr. Sitilides has been interviewed or featured in leading U.S., European and other international broadcast and print media, and has testified before Congress on foreign policy. Mr. Sitilides received his Master’s Degree in International Affairs at the Columbia University School of International and Public Affairs in 1986, with specialization in International Security Policy, International Political Economy, and Western European Affairs, and his Bachelor’s Degree in Political Science from Queens College in 1983.

Robert D. Weiss has been a Director of our Company since March 2004. Mr. Weiss has an outstanding and diverse background in the fields of investment banking, merchant banking, asset management, marketing and finance. His experience includes his current position since December 2000 as a Principal in Athena Capital Partners, Inc., an investment banking group specializing in seed and A-round investors, and for more than the past five years as President of Atlantic American Partners, a merchant banking group subsidiary of Atlantic American Holdings, as well as previous positions as Senior Vice President of Communications Equity Associates, Senior Vice President at Paine Webber, Inc., and Executive Vice President/Chief Operating Officer at Zurich Investment Management, all involving leadership roles in merchant banking, private equity funding and asset management operations. Mr. Weiss’ prior business experience gives him a strong background in marketing and general business management. Mr. Weiss received his B.S. Degree from the United States Military Academy at West Point in 1971, with Concentrations in Math, Engineering, and Science, and obtained an MBA from Boston University in 1975. He served in the United States Army from 1971 to 1978 as an Aide-de-Camp to a Major General, Hospital Comptroller, and Company Commander.

Ronald E. Osman, Esq. has been a Director of our Company since November 2, 2006 to serve as an interim Director until the next annual meeting of stockholders. Mr. Osman is the founder, president and senior partner of the law offices of Ronald E. Osman & Associates, Ltd. Mr. Osman established the practice in 1979. The firm concentrates on actions brought under the Federal False Claims Act as well as actions concerning commercial law and personal injury. The firm maintains offices in Marion, Illinois and Dongola, Illinois. After receiving a Bachelor of Science in Agriculture/Economics from the University of Illinois in 1968, Mr. Osman joined the United States Marine Corp, where he served as an officer from 1969 to 1972. In 1976, Mr. Osman began law school at Southern Illinois University. Mr. Osman completed his law degree in two and one half years and received his Juris Doctorate from Southern Illinois University in 1979. Mr. Osman has been actively engaged in the practice of law since that time. In addition to his law practice, Mr. Osman operates a farming business, grain elevator, an oil production business, and a motel enterprise. He is a member of Illinois Bar Association, Illinois Trial Lawyers Association, and National Health Lawyers Association. He also serves as a Member of the Board of Dongola Clinic and is a Founding Member of Rural Health, Inc.

Board Meetings and Independence

During the fiscal year ended September 30, 2007 (“Fiscal 2007”), the Board of Directors of the Company held 14 meetings, consisting of 1 in-person meeting and 13 telephonic meetings. In addition, the Board of Directors took action by written consent on 4 occasions. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

Committees of the Board

There are currently three standing committees of the Board of Directors. The Audit Committee which reviews the engagement of the Company’s independent accountants, reviews annual financial statements and considers matters relating to accounting policies and internal control and reviews the scopes of audits, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board are satisfied, consists of Jeffrey A. Scott, M.D., Robert D. Weiss, and Raphael Mannino, Ph.D. with Mr. Weiss serving as Chairman of that committee. The Governance Committee, which performs the functions of developing criteria for director selection, identifying and recommending to the full board of directors the director-nominees to stand for election at annual meetings of the stockholders, and recommending to the board of directors our corporate governance principles, consists of Jeffrey A. Scott, M.D., Robert D. Weiss, and John Sitilides with Mr. Weiss serving as Chairman of that committee. The Compensation Committee, which performs the functions of recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers and reviewing corporate goals and objectives relative to executive compensation, consists of Jeffrey A. Scott, M.D., Robert D. Weiss, and John Sitilides with Mr. Weiss serving as Chairman of that committee. The Board of Directors has determined that Robert D. Weiss is an audit committee financial expert within the meaning of the Securities and Exchange Commission (SEC) regulations and that Robert D. Weiss, Jeffrey A. Scott, M.D., John Sitilides and Raphael J. Mannino, Ph.D. are independent as defined by applicable SEC rules and regulations and Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

DIRECTOR COMPENSATION

Directors receive the following compensation for serving as members of the Board of Directors or as members or chairmen of various committees of the Board of Directors: (i) directors receive reimbursement of expenses, (ii) an annual grant of options to purchase shares of common stock at 110% of the closing market price on the day of the option grant: 60,000 option shares for Board membership, 15,000 option shares for serving on a committee of the Board and 15,000 option shares for chairing any committee of the Board. The director compensation stock options issued for FY 2007 are set forth below. Additionally, the Company’s Lead Independent Director receives a cash stipend of $4,000 per month. As shown in the table titled: “Directors Compensation for Fiscal Year Ended September 30, 2007” included in Item 11 herein. Robert D. Weiss served in the capacity of Lead Independent Director during FY 2007.

NAME	Grant Date	# of Options	Exercise Price
Steven R. Arikian, M.D. (Chairman)	10/19/2006	75,000	$1.13
Francis E. O’Donnell, M.D.	10/19/2006	60,000	1.13
Raphael J. Mannino, Ph.D. (Audit Comm.)	10/19/2006	75,000	1.13
Peter J. Pappas	10/19/2006	60,000	1.13
Christopher C. Chapman, M.D.	10/19/2006	60,000	1.13
Jeffrey A. Scott, M.D. (Audit, Governance, Compensation Comm.)	10/19/2006	105,000	1.13
Nicholas J. Leb*	10/19/2006	60,000	1.13
Martin G. Baum*	10/19/2006	60,000	1.13
Robert D. Weiss (Audit Chairman, Governance, Compensation Comm., Lead Independent Director)	10/19/2006	150,000	1.13
John Sitilides (Governance and Compensation Comm.)	10/19/2006	90,000	1.13
Ronald E. Osman**	10/19/2006	60,000	1.13

*	Resigned from Board of Directors, effective October 31, 2006.
**	Elected to the Board of Directors on November 2, 2006.

Our bylaws provide for us to indemnify our directors and officers to the extent permitted by law, with respect to actions taken by them on our behalf. We maintain a policy of directors’ and officers’ liability insurance for this purpose.

Compensation Committee Interlocks and Insider Participation

The following interlocking director relationships exist between our executive officers and our parent corporation, Accentia Biopharmaceuticals, Inc. (“Accentia”): Dr. Steven Arikian, our Chairman and CEO, serves as a member of the board of directors of Accentia. Accentia’s Chairman and CEO, Dr. Frank O’Donnell, serves as our Vice-Chairman and is a member of our board of directors. None of our executive officers is a member of the Compensation Committee of any company in which any director or executive officer is a member of our board of directors.

Code of Ethical Conduct

Our Board of Directors has adopted a Code of Ethical Conduct that is applicable to all of the officers and directors of the Company and its subsidiaries. The text of the Code of Ethical Conduct has been filed as an Exhibit to our SEC reports as Exhibit 10.36 to our Form 10-KSB for the period ended September 30, 2003 filed with SEC on January 14, 2004.

Report of the Audit Committee

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.biovest.com in the “Investor Relations” section of the website. As described above, the Audit Committee is responsible for appointing and replacing our independent accountants; reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants; reviewing compliance with legal and regulatory requirements; evaluating our audit and internal control functions; and ensuring the integrity of our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, and the overall quality of our financial reporting. The Audit Committee held seven meetings during Fiscal 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended the selection of our independent auditors.

THE AUDIT COMMITTEE

Robert D. Weiss, Chairman
Raphael J. Mannino, Ph.D.
Jeffrey A. Scott, M.D.

ITEM 11.	EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview. This Compensation Discussion and Analysis is intended to describe the material factors underlying the compensation policies and decisions of the Company with regard to compensation paid to our executive officers in FY 2007. The Compensation Committee oversees the Company’s executive compensation in accordance with its Charter and recommends to the Board of Directors compensation for the named executive officers. The Compensation Committee receives input and recommendations from the Company’s human relations department and when requested from our executive officers.

We use executive compensation as a tool to retain and motivate our executive officers. Our two named executive officers at the end of FY 2007, Dr. Arikian and Mr. McNulty, are compensated under written employment agreements with our parent company, Accentia Biopharmaceuticals, Inc. We reflect as compensation the portion of the base salary and cash bonuses paid to these individuals that is allocated to us. During FY 2007, Mr. Cohen, who was our Chief Operating Officer (“COO”) until his termination on August 12, 2007, was compensated under an employment agreement with the Company. These written employment agreements create the foundation for the cash compensation paid to these named executive officers during FY 2007.

Compensation paid to our named executive officers in FY 2007 consisted of:

•	Base salary as required by the applicable employment agreement;

•	Long-term equity incentive in the form of stock options under the Company’s 2006 Equity Incentive Plan;

•	Cash Bonuses;

•	Special benefits and perquisites; and

•	Severance compensation.

Our compensation philosophy for our executive officers has been shaped by our position as a development stage company with our primary product candidate, BiovaxID™, in Phase 3 FDA clinical trials. Accordingly, our compensation decisions and particularly our approach to allocating compensation between cash and non-cash elements of the compensation package reflect our goal to preserve cash whenever possible. In FY 2007 our compensation decisions for our executive officers emphasized option grants which we believe supports our goals with regard to both retention and motivation of our executive officers. In making our compensation decisions, we strive to be aware of the level of compensation which is paid to executive officers of various companies that we consider to be comparable to us in size and in the development of product candidate in FDA clinical trials. Our goal is for the compensation paid to our named executive officers to be at or below the fiftieth percentile of the companies that we have identified as being comparable companies.

Base Salaries. The base salaries were established by employment agreements existing prior to FY 2007. During Fiscal 2007, we increased the base salary of Dr. Arikian by $39,909 or 10% of his base salary and we increased the base salary of Dr. Cohen by $39,900 or 13.8% of his base salary. Our decision to increase the base salary of Dr. Arikian was based on a contract provision in his employment agreement which provided for an automatic increase of 10% per annum in each contract year, which expires in October 2009. Our decision to increase Dr Cohen’s based salary was based on our decision to make his overall compensation package more competitive and to recognize overall the value of his contribution to the Company. During Fiscal 2007, we did not establish specific performance objectives for these executives and our decisions were based on their overall performances.

Cash Bonuses and Incentives. In Fiscal 2007, we granted a cash bonus to Dr. Arikian of $50,000 which represents 10% of his base salary, this bonus has been accrued but has not been paid.

Option Grants. In Fiscal 2007, we granted one million options under our 2006 Equity Incentive Plan to Dr. Arikian. The option grant had an exercise price that was equal to 110% of the closing market price for our common stock on the date of the option grant. We set the exercise price at the 110% of the closing market price instead of 100%, to provide additional incentive for these named executives. Our decision to grant options was based primarily on the following factors the recommendation of our Compensation Committee and our desire to retain and motivate our CEO.

Perquisites. Consistent with our philosophy to preserve cash, we have sought to limit perquisites. Perquisites paid to our named executive officers are discussed as footnotes to the following Summary Compensation Table. Our policy for paying medical and dental insurance is to pay 75% of the insurance premium. Our policy for paying life insurance, long-term and short-term disability insurances and accidental death and dismemberment insurance is to pay 100% of the insurance premiums. Our policy with regard to unused vacation for our executive group is to pay at the base salary rate for vacation not used in the prior fiscal year.

Change in Control Severance Policy. Each of our named executive officers entered into written employment agreements with the Company. The following named executive officers have change in control severance provisions in their employment agreements: The employment agreement of our CEO, Dr. Steven Arikian, defines a change in control of Accentia as an event of “Good Reason” for voluntary termination by Dr. Arikian, and provides for severance payments equal to 24 months base salary, payable in 24 monthly installments, in the event of such termination as a result of a change in control. The employment agreement of our COO, Dr. Carl Cohen, defines a change of control of the Company as one possible event of “Good Reason” for voluntary termination by Dr. Cohen, and provides for severance payments equal to 6 months base salary, payable in bi-weekly installments, in the event of such termination. The change of control provision in these employment agreements were negotiated as part of their employment agreements.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2007.

January 28, 2008	Robert D. Weiss, Chairman
Jeffrey A. Scott, M.D.
John Sitilides

SUMMARY COMPENSATION TABLE FISCAL YEAR ENDED 2007

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Steven R. Arikian – CEO	2007	494,000	50,000	(1)	—	297,000	—	—	47,000	(3)	888,000
James A. McNulty – CFO	2007	90,000	—		—	—	—	—	25,000	(4)	115,000
Carl M. Cohen – COO(2)	2007	284,000	—		—	—	—	—	8,000		292,000

(1)	Has been accrued but has not been paid as of end of Fiscal 2007.
(2)

Dr. Cohen’s employment terminated on August 12, 2007. As a result of his termination, Dr. Cohen is entitled to severance compensation equal to his base salary for a period of six months following his date of termination. Under the terms of his employment agreement his options will continue to vest and payment of his COBRA insurance will be continued to be paid by the Company until February 2008.

(3)

In Fiscal 2007, Dr. Arikian was paid $47,000 in other compensation which consisted of payments: $10,000 related to medical, dental and life insurance and long and short term disability; $27,000 related to auto related expenses; and $10,000 related to 401k matching contributions.

(4)

In Fiscal 2007, Mr. McNulty was paid $25,000 in other compensation which consisted of payments: $6,000 related to auto allowances; and $18,000 related to unused vacation payout; and $2,000 related to 401k matching contributions.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Steven R. Arikian -CEO	02/14/2007	1,000,000	0.62	297,000
James A. McNulty – CFO	—	—	—	—
Carl M. Cohen – COO(1)	—	—	—	—

(1)	Dr. Cohen’s employment was terminated on August 12, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-ENDED SEPTEMBER 30, 2007

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven R. Arikian-CEO	75,000	—	1.13	10/19/2016
	333,330	166,670	0.72	02/10/2016
	333,333	666,667	0.62	02/14/2017
	25,000	—	0.50	03/10/2015
	200,000	—	0.50	10/19/2014
	25,000	—	0.50	03/13/2014
	400,000	—	0.50	01/02/2014
James A. McNulty-CFO	333,330	166,670	0.72	02/10/2016
	500,000	—	0.50	11/11/2013
Carl M. Cohen-COO(1)	222,220	111,113	0.72	02/10/2016

(1)

Dr. Cohen’s employment was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. Upon termination the Board and Dr. Cohen agreed that previous option grants to Dr. Cohen would continue to vest during his severance compensation period and could be exercised at any time prior to 60 days following the last day of the severance period. Accordingly, Dr. Cohen may exercise any vested options through April 12, 2008.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2007

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven R. Arikian-CEO	—	—	—	—
James A. McNulty-CFO	—	—	—	—
Carl M. Cohen-COO(1)	—	—	—	—

(1)	Dr. Cohen’s employment was terminated on August 12, 2007.

PENSION BENEFITS

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven R. Arikian-CEO	—	—	—	—
James A. McNulty-CFO	—	—	—	—
Carl M. Cohen-COO(1)	—	—	—	—

(1)	Dr. Cohen’s employment was terminated on August 12, 2007.

NON-QUALIFED DEFERRED COMPENSATION

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven R. Arikian-CEO	—	—	—	—	—
James A. McNulty-CFO	—	—	—	—	—
Carl M. Cohen-COO(1)	—	—	—	—	—

(1)	Dr. Cohen’s employment was terminated on August 12, 2007.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2007

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven R. Arikian (Chairman)	—		—	38,000	—	—	—	38,000
Francis E. O’Donnell, M.D.	—		—	30,000	—	—	—	30,000
Raphael J. Mannino, Ph.D.	—		—	38,000	—	—	—	38,000
Peter J. Pappas	—		—	30,000	—	—	—	30,000
Christopher C. Chapman, M.D.	—		—	30,000	—	—	—	30,000
Jeffrey A. Scott M.D.	—		—	53,000	—	—	—	53,000
Nicholas J. Leb(1)	—		—	30,000	—	—	—	30,000
Martin G. Baum(1)	—		—	30,000	—	—	—	30,000
Robert D. Weiss	48,000	(2)	—	76,000	—	—	—	124,000
John Sitilides	—		—	46,000	—	—	—	46,000
Ronald E. Osman, Esq.(3)	—		—	30,000	—	—	—	30,000

(1)	Resigned from Board of Directors, effective October 31, 2006.
(2)	$28,610 of the Lead Independent Director’s stipend has been accrued but has not been paid as of end of Fiscal 2007.
(3)	Elected to the Board of Directors on November 2, 2006.

Employment Agreements with Executives

Steven R. Arikian, M.D. On October 19, 2004, our parent corporation Accentia, we entered into an amended employment agreement with Dr. Arikian, our CEO. This agreement was further amended on February 10, 2005. The amended agreement expires in October 2009. Under the terms of the agreement, Dr. Arikian is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase each year, and the agreement specifies that his salary shall not be less than the salary of Accentia’s President and COO, Specialty Pharmaceuticals. The agreement provides that, if we terminate Dr. Arikian’s employment without cause or if he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary and eligible for health insurance benefits for the two-year period following the date of termination. Dr. Arikian will be deemed to have terminated his employment for good reason if he terminates because of a reduction in base salary, a demotion or change in duties or responsibilities, a breach of his employment agreement by the Company that is not cured within 10 days of written notice, or a disposition of substantially all of the business or assets of Accentia’s Analytica subsidiary. If we terminate Dr. Arikian’s employment for cause or he terminates his own employment without good reason, he will be entitled to receive his base salary for 6 months after termination. If we create an executive operating position senior to, or on par with, Dr. Arikian’s position and if Dr. Arikian terminates his employment within 30 days of the creation of such position, then Dr. Arikian will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. The agreement provides that, during Dr. Arikian’s employment, he may not solicit our customers and will not engage in or own any business that is competitive with the business of Accentia’s Analytica subsidiary.

In connection with his employment, Dr. Arikian was granted on February 14, 2007 options to purchase up to one million shares of our common stock at an exercise price of $0.62 per share. One-third of these options vest immediately, an additional one-third vests 12 months after the grant, with the remainder vesting 24 months after the grant. The options expire on February 13, 2017. Under the terms of the option agreement, in the event of a transfer of control (as defined in the option agreement) of the company, any unexercisable portion of the option will immediately vest as of a date prior to the transfer of control, which date will be determined by our Board of Directors in its sole discretion.

James A. McNulty, CPA. On January 1, 2005, Accentia entered into an employment agreement with James A. McNulty, CPA our CFO. This agreement extends for an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. McNulty is entitled to a base salary of $138,000 per year, and the agreement provides that Mr. McNulty is eligible to receive an annual performance bonus with a target of 50% of his annual base salary. The agreement provides that, if Accentia terminates Mr. McNulty’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect Accentia or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or if Mr. McNulty terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits for 12 months after the termination, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. McNulty will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by Accentia that is not cured within 30 days of written notice of the breach, the assignment by Accentia without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of Accentia’s principal executive offices outside of Tampa, Florida, or the Company requires him to be based anywhere other than Accentia’s principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Carl M. Cohen, Ph.D. On March 1, 2006, we entered into an employment agreement with Carl M. Cohen, Ph.D., our COO. Dr. Cohen’s employment agreement had a three year term and provided for an initial base salary of $247,100 annually, a bonus of up to thirty percent (30%) of his base salary based upon company performance and achievement of personal objectives as established in the discretion of our Board of Directors, and the grant of options to purchase 333,333 shares of our common stock. Pursuant to his Employment Agreement, Dr. Cohen performed the duties of Chief Operating Officer or such other or additional duties as may be assigned from time to time by the Chief Executive Officer or the Board of Directors. The Employment Agreement could be terminated by either us or Dr. Cohen upon 30 days’ written notice. Effective as of August 12, 2007, the Company terminated the Employment Agreement of Dr. Cohen. In accordance with the terms of the Employment Agreement, Dr. Cohen will receive termination compensation in the amount of his base salary for a period of six months along with continuation of insurance benefits.

Equity Incentive Plan

Our 2000 Stock Option Plan (“Plan”), approved by our stockholders and board of directors effective July 19, 2000, authorizes awards of incentive stock options or non-qualified stock options to employees, directors, and consultants of our company, our subsidiaries and affiliates. The purposes of the Plan are to encourage and enable employees, directors, and consultants to acquire a proprietary interest in the growth and performance of our company, to generate an increased incentive for key employees and directors to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of our stockholders, and to enhance the ability of our company to attract and retain key employees and directors who are essential to progress, growth, and profitability. A total of 7,000,000 shares of our common stock may be granted under the Plan, limited to 1,000,000 shares per employee per calendar year.

On November 2, 2006, our Board of Directors adopted the 2006 Biovest Equity Incentive Plan, subject to approval by a majority of stockholders at the Company’s next Annual Meeting (the “2006 Plan”). Under the 2006 Plan, which was approved by the stockholders by submission to majority shareholder action on October 4, 2007, the number of shares available for grant under the Plan and the 2006 Plan will increase to a total of 27,000,000.

The Plan is administered by a committee appointed by our Board. All members of such a committee must be non-employee directors and outside directors, as defined in the Plan. Subject to the limitations set forth in the Plan, the administrator has the authority to grant options and to determine the purchase price of the shares of our common stock covered by each option, the term of each option, the number of shares of our common stock to be covered by each option, to establish vesting schedules, to designate options as incentive stock options or non-qualified stock options, and to determine the persons to whom grants are to be made.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the market price (as such term is defined in the Plan) of our common stock on the date of the grant or, with respect to optionees who own at least 10% of the total combined voting power of all classes of our stock (a “10% Stockholder”), 110% of the market price on the date of the grant.

Options granted under the Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, or pursuant to written agreement approved by the administrator relating to any non-qualified stock options in any manner authorized under applicable law. Except as provided in the applicable stock option agreement, options must be exercised within 60 days of termination (or under the 2006 Plan, within 90 days of termination) for any reason other than disability, retirement, or death, within one year of termination by disability or retirement, or by a designated beneficiary within two years of death.

Except as provided to the contrary in the option agreement, options granted under the Plan vest in one-third annual increments beginning on the grant date of the option. In no event may an incentive stock option be granted more than 10 years from the effective date of the plan, be exercised after the expiration of 10 years from the grant date, or five years from the grant date in the case of a 10% Stockholder.

Incentive stock options may not vest for the first time with the respect to any optionee in a calendar year with a market price exceeding $100,000. Any option grants that exceed that amount shall be automatically treated as nonstatutory stock options.

The Plan may be suspended, terminated, modified, or amended by our board, but no such suspension, termination, modification, or amendment may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to stockholder approval to the extent required by applicable law, rules, or regulations.

We, from time to time, grant to our directors, executive officers and employees options to purchase our common stock under the Plan. As of September 30, 2007, Biovest had options to purchase 7,290,795 shares of common stock outstanding and exercisable at a weighted average price of $0.75 per share.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limits, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation.

Limitation of Liability and Indemnification of Officers and Directors; Insurance

Our Amended Certificate of Incorporation and Bylaws provide that we shall indemnify, to the full extent authorized by Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate, is or was a director or officer of our company or any predecessor of our company, is or was serving at the request of our company or a predecessor of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, our Amended Certificate of Incorporation eliminates the personal liability of directors to us and to stockholders for monetary damage for violation of a director’s fiduciary duty of care. Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, and further provide for advancement of expenses to directors and officers prior to final disposition of a matter unless a quorum of disinterested directors (or independent legal counsel if such a quorum is unobtainable or such a quorum so directs) determines, based on the facts then available, that (a) such director or officer acted in bad faith or deliberately breached his duty to us or our stockholders and (b) as a result of such actions, it is more likely than not that it will be ultimately determined that such director or officer is not entitled to indemnification. Our Bylaws, as amended, provide that such indemnification is not exclusive of indemnification pursuant to indemnification agreements with any of its directors and officers or otherwise.

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth the beneficial ownership of shares of our common stock as of December 31, 2007 for:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of December 31, 2007 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Reporting Status	Aggregate Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned (3)
Steven Arikian (1) 151 Beach 147th Street Neponsit, NY 11694	CEO, President & Director	1,921,211	1.97%

Peter J. Pappas, Sr. 135 W. 18th Street, Second Floor New York, NY 10011	Director, 5% Stockholder	1,552,545	1.61%

Francis E. O’Donnell, Jr. (2) 709 The Hamptons Lane Town and Country, MO 63017	Vice Chairman, Director, 5% Stockholder of Parent	1,370,454	1.41%

James A. McNulty (3) 4419 West Sevilla Street Tampa, FL 33629	CFO, Secretary	1,000,000	1.03%

Robert D. Weiss 2918 Bayshore Trails Drive Tampa, FL 33611	Director	255,000	0.27%

Jeffrey A. Scott 2 Spring Forest Court Owings Mills, MD 21117	Director	170,000	0.18%

Raphael J. Mannino 518 Lannon Lane Glen Gardner, NJ 08826	Director	135,000	0.14%

Christopher C. Chapman 800 Falls Lake Drive Mitchellville, MD 20721	Director	100,000	0.10%

John Sitilides 8121 Dunsinane Court McLean, VA 22102	Director	273,636	0.29%

Ronald E. Osman 1602 Kimmel Street Marion, IL 62959	Director	4,667,610	4.65%

Alan M. Pearce (4) 13766 E. Yucca Street Scottsdale, AZ 85259	CFO	501,822	0.52%

Accentia Biopharmaceuticals, Inc. (5) 324 S. Hyde Park Avenue Suite 350 Tampa, FL 33606	5% Stockholder	73,115,818	76.38%

Laurus Master Fund, Ltd. (6) 335 Madison Avenue 10th Floor New York, NY 10017	5% Stockholder	18,005,161	16.50%

All officers and directors as a group		12,260,856	12.81%

(1)	In addition to serving as a CEO, President and Chairman of our Company, Dr. Arikian also serves as a Director of Accentia, which is the record owner of 73,115,818 shares of our stock. In the foregoing table, Dr. Arikian’s ownership includes options to purchase 1,921,211 shares of our common stock, all of which will be exercisable within 60 days of this filing.
(2)	In addition to serving as Vice Chairman of the Board of Directors of our company, Dr. O’Donnell also serves as Chairman of the Board of Directors of Accentia, which is the record owner of 73,115,818 shares of our stock. In the foregoing table, Dr. O’Donnell’s ownership includes 100,000 options to purchase shares of our common stock, all of which are currently exercisable. Dr. O’Donnell is the Manager of Hopkins Capital Group II, LLC (HCGII) which is a principal stockholder of Accentia and in that regard, 1,270,454 shares are included in Dr. O’Donnell’s ownership as a result of issuance of a guarantee warrant in HCGII.
(3)	Effective December 31, 2007 Mr. McNulty resigned from his position as CFO and Secretary of the Company. Mr. McNulty still serves as a Corporate Treasurer and Secretary of Accentia which is the record owner of 73,115,818 shares of our stock. In the foregoing table, Mr. McNulty’s ownership includes 1,000,000 options to purchase shares of our common stock.
(4)	Effective December 31, 2007 Mr. Pearce became the Company’s CFO. Mr. Pearce also serves as CFO and director of Accentia, which is the record owner of 73,115,818 shares of our stock.
(5)	Holders of greater than 10% of the outstanding stock of Accentia are Hopkins Capital Group, LLC., MOAB Investments LP, Timothy Ryll, and PPD International Holding, Inc.
(6)	Includes a warrant to purchase 13,371,358 shares of common stock from the Company.

Equity Incentive Plan Information

Securities authorized for issuance under equity incentive plans.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	7,290,795	$0.75	18,252,462

Total	7,290,795		18,252,462

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% shareholder of the Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% shareholder. To the Company’s knowledge, based solely on a review of the copies of these reports furnished to it and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during its fiscal year ended September 30, 2007. Notwithstanding, the foregoing, Messrs. Arikian and Sitilides have filed a Form 5 including information previously required to be filed in a Form 4.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On April 10, 2003, we entered into an Investment Agreement with Accentia. The Investment Agreement closed on June 16, 2003. As a result, Accentia acquired approximately eighty-one per cent of our capital stock for a purchase price of $20.0 million. A portion of the purchase price was paid by promissory notes. Our need for funding exceeded the payments as scheduled under these promissory notes and in August 2004, we entered into an amendment to our Investment Agreement under which Accentia agreed to use reasonable efforts to make advances to us as inter-company loans, to become due and retired as payments become due under the original Investment Agreement. Amounts advanced prior to their due date are covered by a Line of Credit Promissory Note (“LOCPN”), and the outstanding balance under this LOCPN is secured by a security interest in all of our assets. As of September 30, 2007 all amounts due under the Investment Agreement had been paid timely. Subsequently, we required additional funding and through September 30, 2007, we borrowed an additional $10.8 million from Accentia in the form of three inter-company demand notes. All sums owed pursuant to this demand indebtedness are secured by a security interest in all of our assets. We incurred $0.7 million and $0.4 million in interest expense relating to the demand notes, during the year ended September 30, 2007, and 2006, respectively. No interest expense was incurred on these notes for the year ended September 30, 2005.

As part of the Investment Agreement, we granted to Accentia the first right of refusal to acquire additional shares to maintain its percentage ownership in the event we issue shares. Pursuant to this agreement, Accentia acquired 1,278,947 shares of our common stock as a result of a warrant exercise and 17,902,062 shares of our common stock as a result of the cashless warrant exercises described below. Pursuant to the terms of the First Right of Refusal Agreement, Accentia’s purchase price for these shares was equal to the gross purchase price paid for the issuance of the triggering shares. The amounts owed to us by Accentia for these exercises were applied against the intercompany demand notes. On October 31, 2006, we entered into a Termination Agreement with Accentia under which Accentia agreed to immediately terminate its absolute anti-dilution rights that were granted to Accentia pursuant to the First Right of Refusal Agreement. In consideration of Accentia’s termination of the First Right of Refusal Agreement, we issued to Accentia five million shares of our common stock.

We use services provided by Accentia. These services include administrative, human resource, legal and accounting facilities and personnel maintained by Accentia. Additionally, in August 2004, we entered into a Biologic Products Commercialization Agreement making Accentia our exclusive commercialization partner for all biologics products, including BiovaxID. The Agreement provided that, for so long as Accentia owned fifty one percent or more of our outstanding capital stock, we were only required to reimburse Accentia for direct and indirect expenses. Had Accentia owned less than fifty one percent of our outstanding capital stock, we would have been required to pay scheduled compensation for these services. These commercialization services included allocated consulting services with regard to our clinical trial, assistance with the development of BiovaxID and AutovaxID, product positioning, pricing and other matters regarding our cell culture production services and instruments and our vaccine. These commercialization expenses and other services, and general and administrative expenses paid by Accentia for our benefit were treated as inter-company advances made to us by Accentia and are included in the loans discussed above. Whenever possible charges paid by Accentia on behalf of the Company were specifically identified and charged to the Company through the inter-company account. Other direct and indirect costs were allocated to the Company using a pro-rata or percentage-of-time basis which management believes is reasonable.

Under the Biologics Products Commercialization Agreement, Accentia would have been entitled to 49% of our net profits from the sale of biologics products, had their ownership drop below 51%. There were no profits allocable to Accentia under this agreement during the years ended September 30, 2005 and 2006. On October 31, 2006, we entered into a Royalty Agreement with Accentia that terminated and superseded the Biologics Products Commercialization Agreement. The new Royalty Agreement provides that Accentia is no longer our exclusive commercialization partner and replaces the share of net profits with a 19.5% royalty based on net sales and license revenue of biologics products. The products and territory subject to the Royalty Agreement remain identical to those terms previously contained in the Biologics Commercialization Agreement. In consideration for Accentia entering into this Royalty Agreement, we issued to Accentia five million shares of our common stock, representing the independently appraised value to us of the new agreement. There were no profits allocable to Accentia under the Royalty Agreement for the year ended September 30, 2007.

On September 30, 2005, we entered into agreements with fourteen holders of outstanding Secured Convertible Promissory Notes (the “Notes”) providing for the modification of the terms of their respective Notes. These fourteen holders collectively represent $5.0 million of the total $5.7 million in aggregate principal and accrued but unpaid interest under the Notes outstanding as of September 30, 2005. Under the modifications to the Notes, the fourteen note holders agreed that their Notes, including interest thereunder, would automatically convert into our common stock on the earlier of (i) December 1, 2005 or (ii) 30-days after an initial public offering by Accentia Biopharmaceuticals, Inc. The Notes held by these fourteen note holders were convertible into either our common stock or Accentia common stock, at the option of the holder. Also as a part of these modifications to these Notes, certain note holders agreed to increase the conversion price of their respective Notes. In December 2005, nine of these note holders converted their notes with an aggregate principal and interest value of $1.3 million into 1,669,900 shares of our common stock.

Five of these note holders converted the outstanding principal and interest on their notes, in the aggregate amount of approximately $3.7 million, into 0.5 million shares of common stock of Accentia. As a result of this conversion, we are indebted to Accentia for inter-company demand debt of $3.7 million. One of the note holders electing to convert into Accentia common stock is a current director and two others are our former executive officers and directors.

On September 30, 2005, we entered into agreements with thirteen holders of warrants to purchase our common stock, including the holders of warrants discussed above, which agreements provided for the immediate cashless exercise of such warrants. Prior to these agreements, these warrants were not exercisable on a cashless basis. As a result of these agreements, the number of shares issued upon the exercise of these warrants was 4.2 million shares of our common stock, and the consideration paid for such shares was the relinquishment of warrants to purchase an aggregate of 8.6 million shares, or 4.4 million additional shares, of our common stock. Immediately prior to the agreements, the warrants represented the right to purchase an aggregate of 8.6 million shares for an aggregate exercise price of $4.9 million. On September 30, 2005 we issued 4,199,249 shares of common stock to these warrant holders. One of these warrant holders is our current director, and three others are former directors.

On September 30, 2004, we entered into a Master Services Agreement and Project Addendum agreement with PPD Development LP (hereinafter “PPD”). PPD, a Contract Research Organization, will perform a wide range of services in the conduct and data management of the ongoing Phase 3 clinical trial of BiovaxID, our personalized therapeutic vaccine for indolent follicular non-Hodgkin’s lymphoma. The services to be performed by PPD include identification, recruitment and qualification of additional clinical trial sites to accelerate the pace of the patient enrollment into the trial, facilitation of patient enrollment, coordination of data and information management services, and regulatory compliance functions, among others. The agreement with PPD may be terminated by us at any time upon 30 days notice. PPD is a shareholder of Accentia. For the fiscal years ended September 30, 2007 and 2006, we incurred expense of $1.1 million and $0.9 million, respectively in this regard. Additionally, $1.5 million was owed PPD at September 30, 2007 and is included in accounts payable in the Company’s consolidated balance sheet.

On June 1, 2005, our former Chief Marketing Officer, Julian Casciano, exercised an option to purchase for cash 300,000 shares of our common stock for $.50 per share for an aggregate purchase price of $150,000.

On November 8, 2005, we entered into a termination compensation agreement with our former CEO and director, Stephane Allard, M.D. Under this agreement, in full and complete settlement of any and all outstanding obligations and rights to compensation of any type, we agreed to pay Dr. Allard the sum of $0.2 million in bi-weekly installments at the same rate as his former base salary rate, and further issued to Dr. Allard 800,000 shares of our restricted common stock. Dr. Allard surrendered and canceled all outstanding qualified stock options previously granted to him by us. As part of this agreement, Dr. Allard submitted his resignation as our director, effective as of September 23, 2005, and we exchanged general Releases with Dr. Allard. All payments required pursuant to this termination compensation agreement have been made as of September 30, 2007.

In February 2006, we entered into a settlement agreement of all claims arising from the litigation filed by Dr. Robert Pfeffer, which had been pending in the United States District Court for the Southern District of New York. We agreed to pay Dr. Pfeffer a total of $0.2 million, payable by promissory note in 16 equal monthly installments commencing on March 1, 2006, in full satisfaction of any and all claims to compensation made by Dr. Pfeffer, and the parties exchanged mutual general releases. All payments required pursuant to this settlement agreement have been made as of September 30, 2007.

On April 25, 2006, we, through our wholly-owned subsidiary, Biovax, closed a financing transaction (the “Transaction”) that was structured in an effort to obtain certain perceived advantages and enhancements from the NMTC regulations adopted under the auspices of the United States Department of the Treasury in 2002 to provide incentive for investing in businesses located in “qualifying census tracts,” or areas with a median income below the poverty line. In the Transaction, Biovax entered into a Convertible Loan Agreement where Telesis CDE purchased from Biovax a Subordinated Convertible Promissory Note dated as of April 25, 2006 in the principal amount of $11.5 million (“CDE Loan”). The CDE Loan has a maturity date of October 27, 2013 and is described in more detail below. The following parties were involved in the Transaction: Biovax, Accentia, the Company’s majority shareholder, Biolender, Telesis CDE Two, LLC (“Telesis CDE”), Telesis CDE Corporation, Biovax Investment LLC (“Leverage Fund”), U.S. Bancorp Community Investment Corporation (“USBCIC”), First Bank and Laurus. In connection with the NMTC financing, four Accentia common stockholders, three of whom are also Accentia Board members, pledged personal assets guaranteeing certain of our obligations regarding the series of transactions and program requirements. As consideration for these guarantees, we issued four warrants on April 20, 2006, to issue a total of 1,000,000 shares of common stock at an exercise price of $1.00 per share. The warrants vest in entirety on April 20, 2007, and expire October 19, 2013. This includes a warrant to purchase 250,000 shares of common stock for Ronald E. Osman, Esq., who is now a member of our Board of Directors but was not at the time of the transaction.

Under an Asset Purchase Agreement dated as of April 18, 2006, we transferred all or substantially all of the assets of our vaccine manufacturing business situated at 377 Plantation Street, Worcester, Massachusetts (the “Plant” and the assets hereinafter the “Equipment”) and our rights under that certain lease agreement for the Plant and that certain letter of intent with the landlord to potentially lease additional space adjacent to the Plant (collectively the “Leasehold”) to Biovax. As full purchase price for the Equipment, Biovax paid us $1,500,000 and assumed certain liabilities, including a portion of a demand note payable to Accentia. In addition, Biovax advanced rental payments for the Leasehold in the amount of $4.5 million. Under the Asset Purchase Agreement, we are required to treat the advance as unrestricted and non-segregated funds provided that we must use the funds to make all required lease payments. Finally, Biovax also hired all of our employees that are related to the vaccine manufacturing business and assumed responsibility for all accrued vacation time and the maintenance of existing health and other benefits.

Previously, on March 31, 2006, in contemplation of the Transaction and other potential NMTC financings and other financings, we closed a financing transaction with Laurus pursuant to which Laurus purchased from us a secured promissory note in the principal amount of $7.8 million (the “Laurus Note”) along with a Warrant to purchase up to 18,087,889 shares of our common stock at an exercise price of $.01 per share. Under the terms of the Laurus Note, $7.5 million of the principal amount was deposited into our restricted bank account (the “Restricted Account”) pursuant to a restricted account agreement between us and Laurus. Accentia, Analytica and Laurus also entered into an Amended and Restated Stock Pledge Agreement pledging Accentia’s shares of TEAMM, Analytica, our Company and Biolender to secure the obligations owed to Laurus as a result of the Laurus Note and Transaction.

In contemplation of the Transaction, we and our parent, Accentia, formed Biolender, LLC as a Delaware limited liability company. On April 21, 2006, $2.5 million was released from the Restricted Account created under the Laurus Note to fund the purchase of a 29.5% equity interest in Biolender for our benefit. In addition, on April 27, 2006, Accentia, our majority shareholder, used the proceeds of a $6.0 million intraday loan from First Bank to purchase the remaining 70.5% equity interest in Biolender. All distributions from Biolender were allocated to Accentia until Accentia receives the return of its capital contribution and then to us until we receive the return of our capital contribution and then proportionately between Accentia and us. The loan obligation was also subject to a First Bank Subordination Agreement with respect to the Laurus obligations as a senior lender. All of the equity interests in Biolender owned by us and Accentia have been pledged to Laurus as collateral to secure the Laurus Note and Accentia’s guarantee of the Laurus Note. On April 27, 2006, we redeemed 10 million shares of our common stock owned of record by Accentia for $6 million cash payment which equaled the market price of $0.60 per share. Accentia used the proceeds of the stock redemption to repay its intraday loan due First Bank. Subsequent to the Transaction, on October 31, 2006, we purchased Accentia’s entire ownership interest in Biolender in consideration of the issuance by us to Accentia of 10 million additional shares of our common stock.

On August 2, 2006, we, along with Biovax, entered into an Amendment and Consent to Release (the “Amendment”) with Laurus. The Amendment amends the Restricted Account Agreement and Side Letter Agreement entered into by us and Laurus on March 31, 2006 (the “Agreements”) to permit the release to us from the Restricted Account of the sum of $2.5 million (the “Release”) prior to the satisfaction of the preconditions for such Release as set forth in the Agreements. The Amendment further sets forth commitments on our part and outlines corresponding events of default related to those commitments with regard to consummation of NMTC enhanced financings and the use of the proceeds being released. In accordance with the terms of the Amendment, the sum of $2.5 million was released from the Restricted Account to us on August 2, 2006.

On August 7, 2006, we formed a new wholly-owned subsidiary corporation called AutovaxID, Inc., which is incorporated in the State of Florida and is additionally qualified to do business in the states of Minnesota and Missouri. We anticipate that this subsidiary may potentially be used to conduct the business of manufacturing and commercially distributing our AutovaxID instruments in the future.

On September 29, 2006, we entered into a Registration Rights Agreement with certain institutional purchasers of 8% Secured Convertible Debentures due September 29, 2010 (the “Purchasers”) issued by our majority shareholder, Accentia, wherein we agreed to file with the SEC and to seek to have declared effective a registration statement covering the resale of 18,000,000 shares of our common stock owned by Accentia. These shares are transferable to the institutional purchases upon the exchange or exercise of debentures and warrants issued by Accentia, although there is no guarantee that such debentures and/or warrants will be converted or exercised, and such debentures and warrants are also alternatively convertible or exercisable for shares of Accentia common stock. These 18,000,000 shares of our common stock have been placed into an escrow account by Accentia pursuant to a Pledge Agreement and may under certain circumstances be obtained by the Purchasers in exchange for outstanding indebtedness, in connection with the exercise of Warrants issued to the Purchasers by Accentia, or in payment of sums due from Accentia to the Purchasers.

On October 31, 2006, we entered into a Purchase Agreement with Accentia whereby we purchased Accentia’s 70.5% ownership interest in Biolender. In consideration of the sale of this interest in Biolender, we issued to Accentia ten million shares of our common stock, representing the negotiated value of the purchased interest.

On December 8, 2006, we, through our subsidiary, AutovaxID, closed a second NMTC financing transaction (the “Transaction”). In the Transaction, AutovaxID entered into a QLICI Loan Agreement in which St. Louis New Markets Tax Credit Fund-II, LLC (the “CDE”) made a loan to AutovaxID, evidenced by a Subordinated Promissory Note dated as of December 8, 2006, in the principal amount of $7,700,000 (“CDE Loan”). The CDE Loan has a maturity date of December 8, 2036 and is described in more detail below, qualified entirely by the QLICI Loan Agreement attached as an exhibit. The following parties were involved in the Transaction: AutovaxID, Accentia, our majority shareholder, Biolender II, LLC, the CDE, St. Louis Development Corporation (“SLDC”), AutovaxID Investment LLC (“Leverage Fund”), U.S. Bancorp Community Investment Corporation (“USBCIC”) and Laurus. In contemplation of the Transaction, we formed Biolender II, LLC (“Biolender II”) as a Delaware limited liability company. On December 8, 2006, $2,500,000 was released from the Restricted Account created under the Laurus Note, which together with the amount loaned to us under the Accentia Note funded the purchase of a 100% equity interest in Biolender II for our benefit. The entire equity interest in Biolender II owned by us has been pledged to Laurus as collateral to secure the Laurus Note.

Under a License and Asset Purchase Agreement dated as of December 8, 2006, we granted a nonexclusive license to the intellectual property enabling AutovaxID to manufacture and sell automated cell culture instruments in the United States, Canada and Mexico (the “License”), which license became exclusive upon the occupancy by AutovaxID of a space located at 1031 Macklind Avenue, St. Louis, Missouri (the “New Plant”). We also agreed to sell AutovaxID certain equipment (the “Equipment”) to AutovaxID upon the occupancy by AutovaxID of the New Plant. AutovaxID obtained a Certificate of Occupancy in June 2007. As full purchase price for the License and related business opportunity, AutovaxID paid us $5,600,000. Biovest also agreed to sell AutovaxID certain equipment upon the occupancy by AutovaxID of the New Plant for the fair market value of $0.5 million.

On December 8, 2006, Accentia loaned to us $3,100,000 pursuant to a Secured Promissory Note (the “Accentia Note”). Under the terms of the Accentia Note, interest shall accrue at a rate equal to prime rate, payable upon demand of Accentia. We paid to Accentia $1,100,000 upon the closing of the Transaction and the remaining $2,000,000 of principal and all accrued and unpaid interest shall be paid by us upon demand by Accentia.

Upon the completion of the funding of Biolender II by us and receipt of $2,400,000 from USBCIC via an equity investment in the Leverage Fund, Biolender II and the Leverage Fund entered into a Loan and Security Agreement pursuant to which Biolender II made a loan to the Leverage Fund in the principal amount of $5,600,000 (the “Leverage Loan”), evidenced by a promissory note dated as of December 8, 2006 payable from the Leverage Fund to Biolender II (the “Leverage Note”). The Leverage Note becomes due on July 9, 2014.

In connection with the Transaction, seven individuals personally guaranteed certain of our obligations regarding the Transaction. This included the guarantees of Francis E. O’Donnell, our Vice-Chairman and Director, together with certain related entities, for $1,150,000, Ronald E. Osman, Esq., a Director, for $1,000,000, and Steven Arikian, our President, CEO, Chairman and Director for $50,000. In addition, we received guarantees by four other individual common shareholders of Accentia. As consideration for these guarantees, we issued seven warrants on December 8, 2006 to issue a total of 2,629,543 shares of common stock at an exercise price of $1.10 per share, vesting in their entirety on December 14, 2006 and expiring on December 13, 2016. These include warrants to O’Donnell, Osman and Arikian for the purchase of 679,545, 590,909, and 29,545 shares of common stock, respectively.

SLDC has used a portion of the credits allocation transaction fee it received from us in order to purchase 326,098 shares of our common stock, valued at $1.10 per share. We issued these shares to SLDC under a transaction that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Rule 506 of Regulation D under the Securities Act. Such sale and issuance did not involve a public offering, was made without general solicitation or advertising, and St. Louis Development Corporation is an accredited investor with access to all relevant information necessary to evaluate the investment, representing to us that the common stock was being acquired for investment.

On January 16, 2007, the Company issued a promissory note to Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”) in the amount of $1.0 million. This loan bears interest at prime less 0.5% (7.0% as of December 1, 2007) and was originally payable July 5, 2007. The maturity date of the note was subsequently extended on three separate occasions to December 31, 2007. The Company paid $75,000 in cash as well as warrants to purchase 152,992 shares of the Company’s common stock at $1.10 per share to Pulaski in consideration for this extension. The note is an unsecured obligation and is subordinated to our outstanding loan to Laurus. The note is guaranteed by entities and individuals affiliated with us or Accentia, our majority stockholder. We have entered into Indemnification Agreements with each of the guarantors.

On March 22, 2007, the Company issued an additional promissory note to Pulaski in the amount of $0.75 million. This loan bears interest at prime less 0.5% (7.0% as of December 1, 2007) and had an original maturity date of April 21, 2007. The maturity date of the note was subsequently extended to December 31, 2007. The Company paid $112,500 in cash as well as warrants to purchase 109,508 shares of the Company’s common stock at $1.10 per share to Pulaski in consideration for this extension. The note is an unsecured obligation and is subordinated to our outstanding loan to Laurus. The note is guaranteed by entities and individuals affiliated with us or Accentia, our majority stockholder. We have entered into Indemnification Agreements with each of the guarantors.

On June 26, 2007, the Company issued a promissory note to Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”) in the amount of $0.2 million. This loan bears interest at prime plus 1.0% (8.5% as of December 1, 2007) and is payable December 26, 2008. The note is an unsecured obligation and is subordinated to our outstanding loan to Laurus. The note is guaranteed by entities and individuals affiliated with us or Accentia, our majority stockholder. We have entered into Indemnification Agreements with each of the guarantors.

On September 11, 2007, the Company entered into loan documentation for two financing transactions with Directors of the Company, as follows:

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Francis E. O’Donnell, Jr. M.D., a Director and Vice-Chairman of the Company and Chairman and CEO of the Company’s parent, Accentia in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note.

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Ronald Osman, a Director of the Company in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note. In addition, the Company agreed to issue to Mr. Osman a Warrant to purchase up to 909,090 shares of the Company’s common stock at an exercise price of $1.10 per share. The exercise price may be paid by Mr. Osman in cash or through a cashless exercise by surrendering a portion of the warrant or underlying warrant shares with a fair market value at the time of exercise equal to the exercise price. The warrant will expire on September 5, 2014.

On September 26, 2007, the Company entered into loan documentation for a financing transaction with an affiliate of the Company, as follows:

•

The Company issued an Unsecured Promissory Note in the amount of $46,015 to Dennis Ryll M.D., a shareholder of Accentia in consideration of a loan in the principal amount of $46,015 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature on May 31, 2008. In addition, the Company agreed to issue to Dr. Ryll a warrant to purchase up to 25,099 shares of the Company’s common stock at an exercise price of $1.10 per share. The exercise price may be paid by Dr. Ryll in cash or through a cashless exercise by surrendering a portion of the warrant or underlying warrant shares with a fair market value at the time of exercise equal to the exercise price. The warrant will expire on September 30, 2012.

On October 12, 2007, the Company entered into loan documentation for a financing transaction with a Director of the Company, as follows:

•

The Company issued an Unsecured Promissory Note in the amount of $300,000 to Ronald Osman, a Director of the Company in consideration of a loan in the principal amount of $300,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a debt or equity financing by the Company with net proceeds of $5 million or greater or one year from the date of the Note. In addition, the Company agreed to issue to Mr. Osman a warrant to purchase up to 2,727,270 shares of the Company’s common stock at an exercise price of $1.10 per share. The exercise price may be paid by Mr. Osman in cash or through a cashless exercise by surrendering a portion of the warrant or underlying warrant shares with a fair market value at the time of exercise equal to the exercise price. The warrant will expire on October 11, 2014.

On October 30, 2007, the Company completed a financing transaction with Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC., (collectively the “Valens Funds”), pursuant to which the Valens Funds purchased from the Company two secured promissory notes in the aggregate principal amount of $500,000 and entered into two royalty agreements whereby the Valens Funds have been granted 2% royalty interests in the worldwide net sales and license revenues from commercial sales of the Company’s biologic products. The notes are non-amortizing, accrue interest at prime plus 2%, and are payable in a single payment of principal and accrued interest on March 31, 2009.

The December 10, 2007, the Company completed two financing transactions pursuant to which the Valens Funds purchased from the Company two secured promissory notes in the aggregate principal amount of $8,500,000 and entered into two royalty agreements whereby the Valens Funds have been granted 7% royalty interests in the worldwide net sales and license revenues from commercial sales of the Company’s biologic products. The notes are non-amortizing, accrue interest at prime plus 2%, with a minimum interest rate of 11%, and are payable in a single payment of principal and accrued interest on June 10, 2008.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

During 2007 and 2006, annual fees for the year-end audit and interim reviews aggregated approximately $163,000 and $156,000 respectively. In addition, during 2007 and 2006 tax-related fees for compliance aggregated approximately $15,000 and $10,000 respectively.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by Aidman, Piser & Company, P.A. in 2007 and 2006. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by Aidman, Piser & Company, P.A. The audit committee pre-approved audit, audit-related and tax fees for 2007 and 2006.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Report:

Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this amendment to annual report on Form 10-K/A:

Exhibit Number	Description

3.1	Amended Certificate of Incorporation of the Company (1)

3.2	Amended Bylaws of the Company (1)

10.1	Asset Purchase Agreement between the Company and Unisyn Technologies, Inc. (2)

10.2	Settlement Agreement between the Company and Hambrecht & Quist Guaranty Finance, LLC (2)

10.3	Settlement Agreement between the Company and Latham & Watkins (2)

10.4	Agreement between the Company and Bridge Partners III (3)

10.5	Biovest International, Inc. 2000 Stock Option Plan (4)

10.6	Press release dated April 15, 2003 (5)

10.7	Investment Agreement dated April 10, 2003 (6)

10.8	Termination Compensation Agreement dated April 24, 2003 with George Constantin (10)

10.9	Amendment to Investment Agreement dated June 16, 2003 (6)

10.10	Escrow Agreement dated June 16, 2003 (6)

10.11	Promissory Note in principal amount of $2,500,000 payable to the Company (6)

10.12	Promissory Note in principal amount of $15,000,000 payable to the Company (6)

10.13	Promissory Note to Othon Mourkakos (6)

10.14	Promissory Note to Christopher Kyriakides (6)

10.15	Promissory Note to Peter Pappas (6)

10.16	Promissory Note to Angelo Tsakopoulos (6)

10.17	Agreement regarding first right of refusal (6)

10.18	Promissory Note in principal amount of $885,538.47 payable to Cohen, et al. (6)

10.19	Security Agreement (6)

10.20	Resignation of directors
Othon Mourkakos (6)
David DeFouw, PhD (6)
George Constantin (6)

10.21	Letter from Lazar Levine & Felix LLP, former independent auditors, regarding its concurrence or disagreement with the statements in this report (7)

10.22	Incentive Stock Option Agreement – P. Pappas ($0.25 / share) (8)

10.23	Incentive Stock Option Agreement – P. Pappas ($0.50 / share) (8)

10.24	Common Stock Purchase Warrant – P. Pappas (8)

10.25	Incentive Stock Option Agreement – D. Moser (8)

10.26	Common Stock Purchase Warrant – C. Kyriakides (8)

10.27	Common Stock Purchase Warrant – O. Mourkakos (8)

10.28	Common Stock Purchase Warrant – A. TsaKopoulos (8)

10.29	Common Stock Purchase Warrant – T. Belleau (8)

10.30	Common Stock Purchase Warrant – D. DeFouw (8)

10.31	Master Contract Services Agreement (8)

10.32	Amendment to Promissory Note in the principal amount of $2,500,000 dated June 16, 2003 (9)

10.33	Amended and Restated Amendment to Promissory Note (9)

10.34	Amended and Restated Amendment to Escrow Agreement (9)

10.35	Amendment to Escrow Agreement (9)

10.36	Code of Ethics (10)

10.37	Employment Agreement with Dr. Stephane Allard (10)

10.38	Employment Agreement with James McNulty, CPA (10)

10.39	Employment Agreement with James Wachholz (10)

10.40	Employment Agreement with Richard Sakowicz (10)

10.41	Employment Agreement with Samuel Duffey, Esq. (10)

10.42	Employment Agreement with Julian Casciano (10)

10.43	Press release dated March 25, 2004 (11)

10.44	Certificate of Incorporation of Biovax, Inc.(11)

10.45	Bylaws of Biovax, Inc. (“Biovax”) (11)

10.46	Charter for Audit Committee (11)

10.47	Insider Trading Policy (11)

10.48	Delegation of Authority Policy (11)

10.49	Financial Consulting Agreement with Andreas Zigouras (11)

10.50	Common Stock Warrant to Andreas Zigouras (11)

10.51	Release of Claim & Settlement Agreement (Warburton) (12)

10.52	IND Transfer Letter Dated April 27, 2004 (13)
10.53	Second Amendment to Investment Agreement (14)

10.54	Biologic Products Commercialization Agreement (14)

10.55	Line of Credit Promissory Note (14)

10.56	General Security Agreement (14)

10.57	Masters Service Agreement With PPDI (15)

10.58	Project Addendum PPDI (15)

10.59	Confidentiality & Non-Compete Agreement with Carl Cohen, Ph.D. (1)

10.60	Agreement regarding Conversion of Promissory Note with Christos Soras (16)

10.61	Agreement regarding Conversion of Promissory Note with Con. & Mary Soras (16)

10.62	Agreement regarding Conversion of Promissory Note with Dillon (16)

10.63	Agreement regarding Conversion of Promissory Note with Kit Ching Wong (16)

10.64	Agreement regarding Conversion of Promissory Note with Konstantinidis (16)

10.65	Agreement regarding Conversion of Promissory Note with Korahais (16)

10.66	Agreement regarding Conversion of Promissory Note with Kyriakides (16)

10.67	Agreement regarding Conversion of Promissory Note with Lignos (16)

10.68	Agreement regarding Conversion of Promissory Note with Logan (16)

10.69	Agreement regarding Conversion of Promissory Note with Mourkakos (16)

10.70	Agreement regarding Conversion of Promissory Note with Pappas (16)

10.71	Agreement regarding Conversion of Promissory Note with Pensa (16)

10.72	Agreement regarding Conversion of Promissory Note with Prakash (16)

10.73	Agreement regarding Conversion of Promissory Note with Tsakopoulos (16)

10.74	Clarification Agreement (16)

10.75	Investment Banking Engagement Agreement (16)

10.76	Modification of Gunn Allen Engagement Agreement (16)

10.77	Termination Compensation Agreement between the Company and Dr. Stephane Allard (17)

10.78	Employment Agreement between the Company and Carl Cohen, Ph.D. (17)

10.79	Engagement Agreement dated January 7, 2006 between the Company and Investor Relations Group, Inc. (17)

10.80	Warrant dated January 7, 2006 from the Company to Investor Relations Group, Inc. (17)

10.81	Settlement Agreement dated February 13, 2006 between the Company and Dr. Robert Pfeffer (17)

10.82	Promissory Note dated February 13, 2006 between the Company and Dr. Robert Pfeffer (17)

10.83	Release from Dr. Robert Pfeffer to the Company (17)

10.84	Release from the Company to Dr. Robert Pfeffer (17)

10.85	Incentive Stock Option Grant dated February 10, 2006 from the Company to Carl Cohen, Ph.D. (17)

10.86	Incentive Stock Option Grant dated February 10, 2006 from the Company to James McNulty, CPA (17)

10.87	Incentive Stock Option Grant dated February 10, 2006 from the Company to Samuel Duffey, Esq. (17)

10.88	Incentive Stock Option Grant dated February 10, 2006 from the Company to Steven Arikian, M.D. (17)

10.89	Incentive Stock Option Grant dated February 10, 2006 from the Company to David Moser (17)

10.90	Incentive Stock Option Grant dated February 10, 2006 from the Company to Robert Weiss (17)

10.91	Incentive Stock Option Grant dated February 10, 2006 from the Company to Angelos Stergiou M.D (17)

10.92	Secured Promissory Note Dated December 1, 2005 from the Company to Accentia Biopharmaceuticals, Inc. (“Accentia”) (17)

10.93	Secured Promissory Note Dated December 31, 2005 from the Company to Accentia (17)

10.94	Note and Warrant Purchase Agreement, dated March 31, 2006, between the Company and Laurus Master Fund, Ltd. (“Laurus”) (18)

10.95	Secured Promissory Note, dated March 31, 2006, issued by the Company to Laurus (18)

10.96	Common Stock Purchase Warrant, dated March 31, 2006, issued by the Company to Laurus (18)

10.97	Restricted Account Agreement, dated March 31, 2006, among the Company, Laurus, and North Fork Bank (18)

10.98	Restricted Account Letter Agreement, dated March 31, 2006, the Company and Laurus (18)

10.99	Registration Rights Agreement, dated March 31, 2006, between the Company and Laurus (18)

10.100	Master Security Agreement, dated March 31, 2006, among Laurus, the Company, and Biovax (18)

10.101	Stock Pledge Agreement, dated March 31, 2006, between Laurus and Accentia (18)

10.102	Guaranty, dated March 31, 2006, made by Accentia in favor of Laurus (18)

10.103	Amended and Restated Stock Pledge Agreement, dated as of April 29, 2005 and amended and restated as of April 25, 2006, among Laurus, Accentia and each other Pledgor party thereto (19)

10.104	Demand Note, dated April 21, 2006, issued by the Company to Laurus (19)

10.105	First Bank Subordination Agreement, dated as of April 25, 2006, by and among Laurus, First Bank (“First Bank”) and Accentia (19)

10.106	Telesis Subordination Agreement, dated as of April 25, 2006, by and among Laurus, Telesis CDE Two, LLC (“Telesis CDE”), Biovax, the Company and Accentia. (19)

10.107	Promissory Note, dated April 25, 2006, issued by Biovax Investment LLC (“Leverage Fund”) to Biolender, LLC (“Biolender”) (19)

10.108	Loan and Security Agreement, dated as of April 25, 2006, between Leverage Fund and Biolender (19)

10.109	Subordinated Convertible Promissory Note, dated April 25, 2006, from Biovax to Telesis CDE (19)

10.110	Convertible Loan Agreement, dated as of April 25, 2006, by and among Biovax, Telesis CDE and the Company (19)

10.111	Guaranty, dated April 25, 2006, made by Frances E. O’Donnell, Jr., Kathleen M. O’Donnell (as Trustee of the Frances E. O’Donnell, Jr. Irrevocable Trust), Dennis L. Ryll, Ronald Osman, Steven J. Stogel, Donald L. Ferguson, Donald L. Ferguson (as trustee of the Donald L. Ferguson Revocable Trust), the Company and Accentia in favor of U.S. Bancorp Community Investment Corporation (“USBCIC”) and Telesis CDE (19)

10.112	Limited Liability Company Agreement of Biolender, dated April 25, 2006, between the Company and Accentia (19)

10.113	Put Option Agreement dated April 25, 2006, between Biovax, Leverage Fund, USBCIC and Biolender (19)

10.114	Purchase Option Agreement dated April 25, 2006, between Biovax, Leverage Fund, USBCIC and Biolender (19)

10.115	Common Stock Purchase Warrant, dated April 25, 2006, issued by the Company to Telesis CDE (19)

10.116	Common Stock Purchase Warrant, dated April 25, 2006, issued by Accentia to Telesis CDE (19)

10.117	Tax Credit Reimbursement and Indemnity Agreement, dated as of April 25, 2006, between Biovax and USBCIC (19)

10.118	Asset Purchase Agreement dated April 18, 2006 between the Company and Biovax (19)

10.119	Vaccine Purchase and Sale Agreement, dated as of April 28, 2006, between Biovax and the Company (19)

10.120	Indemnification Agreement, dated as of April 25, 2006, from the Company to Dennis Ryll (19)

10.121	Indemnification Agreement, dated as of April 25, 2006, from the Company to Steven Stogel (19)

10.122	Indemnification Agreement, dated as of April 25, 2006, from the Company to Donald Ferguson (19)

10.123	Indemnification Agreement, dated as of April 25, 2006, from the Company to Ronald Osman (19)

10.124	Indemnification Agreement, dated as of April 25, 2006, from the Company to Francis O’Donnell (19)

10.125	Common Stock Purchase Warrant, dated April 25, 2006, issued by the Company to Ronald Osman (20)

10.126	Common Stock Purchase Warrant, dated April 25, 2006, issued by the Company to Dennis Ryll (20)

10.127	Common Stock Purchase Warrant, dated April 25, 2006, issued by the Company to Steven Stogel (20)

10.128	Common Stock Purchase Warrant, dated April 25, 2006, issued by the Company to Donald Ferguson (20)

10.129	Press Release dated May 11, 2006 Announcing Fast Track Status for BiovaxID (20)

10.130	Press Release dated May 16, 2006 Announcing FDA Approval of Surrogate Endpoint for BiovaxID Clinical Trial (20)

10.131	Amendment and Consent to Release dated August 2, 2006 (21)

10.132	AutovaxID, Inc. (“AutovaxID”) Certificate of Incorporation Filed August 7, 2006 (22)

10.133	Promissory Note dated September 5, 2006, between the Company and Pulaski Bank and Trust Company (“Pulaski”) (23)

10.134	Common Stock Purchase Warrant, dated September 5, 2006, issued by the Company to Pulaski (23)

10.135	Letter Terminating CRADA from the Company to National Cancer Institute dated September 25, 2006 (24)

10.136	Registration Rights Agreement, dated September 29, 2006, among the Company and the Purchasers identified therein (25)

10.137	Royalty Agreement Between the Company and Accentia, dated October 31, 2006 (27)

10.138	Termination Agreement Between the Company and Accentia, dated October 31, 2006 (27)

10.139	Biolender Purchase Agreement, dated October 31, 2006, between the Company and Accentia (27)

10.140	Consent, dated October 31, 2006, among the Company, Biolender, AutovaxID and Laurus (27)

10.141	License and Asset Purchase Agreement, dated as of December 8, 2006, between the Company and AutovaxID (26)

10.142	License Agreement, dated as of December 8, 2006, between the Company and AutovaxID (26)

10.143	Secured Promissory Note, dated as of December 8, 2006, made by the Company for the benefit of Accentia (26)

10.144	Loan and Security Agreement, dated as of December 8, 2006, between Leverage Fund and Biolender II, LLC (“Biolender II”) (26)

10.145	Promissory Note, dated December 8, 2006, issued by AutovaxID Investment LLC (“Leverage Fund”) to Biolender (26)

10.146	Subordinated Promissory Note, dated December 8, 2006, from AutovaxID to the CDE (26)

10.147	QLICI Loan Agreement, dated as of December 8, 2006, by and among AutovaxID, the CDE and Biovest (26)

10.148	Subordination Agreement, dated as of December 8, 2006, by and among Laurus, St. Louis New Markets Tax Credit Fund-II, LLC (“CDE”), US Bancorp Community Investment Corporation (“USBCIC”), AutovaxID and the Company (26)

10.149	Second Lien Security Agreement, dated December 8, 2006, from AutovaxID to the CDE (26)

10.150	Tax Credit Reimbursement and Indemnity Agreement, dated as of December 8, 2006, between AutovaxID and USBCIC (26)

10.151	Guaranty, dated December 8, 2006, made by Hopkins Capital Group II, LLC, Frances E. O’Donnell, Jr., Kathleen M. O’Donnell (as Trustee of the Frances E. O’Donnell, Jr. Irrevocable Trust), Dennis L. Ryll, Ronald E. Osman, Alan M. Pearce, Steven R. Arikian, Steven J. Stogel, Donald L. Ferguson, Donald L. Ferguson (as trustee of the Donald L. Ferguson Revocable Trust)] and Biovest in favor of USBCIC and the CDE (26)

10.152	Limited Liability Company Agreement of Biolender II, dated December 8, 2006 (26)

10.153	Put Option Agreement dated December 8, 2006, between AutovaxID, Leverage Fund, USBCIC and Biolender II (26)

10.154	Purchase Option Agreement dated December 8, 2006, between AutovaxID, Leverage Fund, USBCIC and Biolender II (26)

10.155	Indemnification Agreement, dated as of December 8, 2006, from the Company to Dennis Ryll (26)

10.156	Indemnification Agreement, dated as of December 8, 2006, from the Company to Steven Stogel (26)

10.157	Indemnification Agreement, dated as of December 8, 2006, from the Company to Donald Ferguson (26)

10.158	Indemnification Agreement, dated as of December 8, 2006, from the Company to Ronald Osman (26)

10.159	Indemnification Agreement, dated as of December 8, 2006, from the Company to Francis O’Donnell (26)

10.160	Indemnification Agreement, dated as of December 8, 2006, from the Company to Alan Pearce (26)

10.161	Indemnification Agreement, dated as of December 8, 2006, from the Company to Steven Arikian (26)

10.162	Subscription Agreement, dated December 8, 2006, between the Company and SLDC (26)

10.163	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Dennis Ryll (26)

10.164	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Steven Stogel (26)

10.165	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Donald Ferguson (26)

10.166	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Ronald Osman (26)

10.167	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Hopkins Capital Group II, LLC (26)

10.168	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Alan Pearce (26)

10.169	Common Stock Purchase Warrant, dated December 14, 2006 issued by the Company to Steven Arikian (26)

10.170	Promissory Note dated January 16, 2007, between the Company and Pulaski Bank and Trust Company (27)

10.171	Common Stock Purchase Warrant, dated January 16, 2007, issued by the Company to Donald L. Ferguson (27)

10.172	Common Stock Purchase Warrant, dated January 16, 2007, issued by the Company to Hopkins Capital Group II, LLC (27)

10.173	Common Stock Purchase Warrant, dated January 16, 2007, issued by the Company to Ronald E. Osman (27)

10.174	Common Stock Purchase Warrant, dated January 16, 2007, issued by the Company to Alan M. Pearce (27)

10.175	Common Stock Purchase Warrant, dated January 16, 2007, issued by the Company to Dennis L. Ryll (27)

10.176	Indemnification Agreement, dated January 11, 2007, issued by the Company to Donald L. Ferguson (27)

10.177	Indemnification Agreement, dated January 11, 2007, issued by the Company to Hopkins Capital Group II, LLC (27)

10.178	Indemnification Agreement, dated January 11, 2007, issued by the Company to Ronald E. Osman (27)

10.179	Indemnification Agreement, dated January 11, 2007, issued by the Company to Alan M. Pearce (27)

10.180	Indemnification Agreement, dated January 11, 2007, issued by the Company to Dennis L. Ryll (27)

10.181	Promissory Note dated March 22, 2007, between the Company and Pulaski Bank and Trust Company (28)

10.182	Common Stock Warrant from the Company to Pulaski dated March 22, 2007 (28)

10.183	Common Stock Warrant from the Company to Peter Pappas and Catherine Pappas dated March 22, 2007 (28)

10.184	Indemnity Agreement from the Company to Peter Pappas and Catherine Pappas dated March 22, 2007 (28)

10.185	Letter-Agreement between the Company and Laurus Master Fund, Ltd. Effective as of April 17, 2007 (29)

10.186	Agreement between American Defense International, Inc. and the Company dated February 8, 2007.(30)

10.187	Promissory Note between the Company and Pulaski Bank and Trust Company dated April 22, 2007 (30)

10.188	Distribution Agreement dated June 8, 2007 between AutovaxID, Inc. and VWR International, Inc. (31)

10.189	Promissory Note dated June 26, 2007, between the Company and Southwest Bank Creve Couer Financial Center of St. Louis, MO (32)

10.190	Common Stock Purchase Warrant, dated June 26, 2007, issued by Biovest to Alan M. Pearce (32)

10.191	Indemnity Agreement dated June 26, 2007 between Biovest and Alan M. Pearce (32)

10.192	Amended March 22, 2007 Promissory Note with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”) and the Company dated April 22, 2007 (33)

10.193	Second Amended March 22, 2007 Promissory Note with Pulaski and the Company dated May 21, 2007 (33)

10.194	Third Amended March 22, 2007 Promissory Note with Pulaski and the Company dated July 21, 2007 (33)

10.195	Amended January 16, 2007 Promissory Note with Pulaski and the Company dated July 5, 2007 (33)

10.196	Subordinated Promissory Note with Philip E. Rosensweig and the Company dated September 10, 2007 (39)

10.197	Subordinated Note Purchase Agreement with Philip E. Rosensweig and the Company dated September 10, 2007 (39)

10.198	Unsecured Promissory Note with Francis E. O’Donnell, Jr. and the Company dated September 11, 2007 (39)

10.199	Unsecured Promissory Note with Ronald E. Osman and the Company dated September 11, 2007 (39)

10.200	Common Stock Purchase Warrant, dated September 11, 2007, issued by the Company to Ronald E. Osman (39)

10.201	Unsecured Promissory Note with Dennis L. Ryll and the Company dated October 1, 2007 (39)

10.202	Common Stock Purchase Warrant, dated October 1, 2007 issued by the Company to Dennis L. Ryll (39)

10.203	Promissory Note dated October 5, 2007, between the Company and Pulaski Bank and Trust Company (39)

10.204	Unsecured Promissory Note dated October 12, 2007, between the Company and Ronald E. Osman (34)

10.205	Common Stock Purchase Warrant, dated October 12, 2007, issued by the Company to Ronald E. Osman (34)

10.206	Promissory Note dated October 21, 2007, between the Company and Pulaski Bank and Trust Company (39)

10.207	Note Purchase Agreement dated October 30, 2007, between the Company and Valens Offshore SPV II, Corp (35)

10.208	Note Purchase Agreement dated October 30, 2007, between the Company and Valens U.S. SPV I, LLC (35)

10.209	Royalty Agreement dated October 30, 2007, between the Company and Valens Offshore SPV II, Corp. (35)

10.210	Royalty Agreement dated October 30, 2007, between the Company and Valens U.S. SPV I, LLC (35)

10.211	Secured Promissory Note dated October 30, 2007 between the Company and Valens Offshore SPV II, Corp. (35)

10.212	Secured Promissory Note dated October 30, 2007 between the Company and Valens U.S. SPV I, LLC (35)

10.213	Master Security Agreement dated October 30, 2007 between the Company and Valens U.S. SPV I, LLC. and Valens Offshore SPV II, Corp. (35)

10.214	Amendment dated as of October 31, 2007 between the Company and Laurus Master Fund, Ltd. (35)

10.215	Note Purchase Agreement dated December 10, 2007, between the Company and Valens Offshore SPV II, Corp. (36)

10.216	Note Purchase Agreement dated December 10, 2007, between the Company and Valens U.S. SPV I, LLC (36)

10.217	Royalty Agreement dated December 10, 2007, between the Company and Valens Offshore SPV II, Corp. (36)

10.218	Royalty Agreement dated December 10, 2007, between the Company and Valens U.S. SPV I, LLC. (36)

10.219	Secured Promissory Note dated December 10, 2007 between the Company and Valens Offshore SPV II, Corp. (36)

10.220	Secured Promissory Note dated December 10, 2007 between the Company and Valens U.S. SPV I, LLC (36)

10.221	Master Security Agreement dated December 10, 2007 between the Company and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (36)

10.222	Intellectual Property Security Agreement dated December 10, 2007 between the Company and Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (36)

10.223	Guaranty dated December 10, 2007 between the Company and Valens U.S. SPV I, LLC. and Valens Offshore SPV II, Corp. (36)

10.224	Amendment to Royalty Agreement dated December 10, 2007, between the Company and Valens Offshore SPV II, Corp. (39)

10.225	Amendment to Royalty Agreement dated December 10, 2007, between the Company and Valens U.S. SPV I, LLC. (39)

10.226	Side Letter dated December 10, 2007, between the Company, Laurus, Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (39)

10.227	Amendment Letter dated December 17, 2007, between the Company and Dennis L. Ryll (39)

31.1	Certification of Chief Executive Officer pursuant to Rules 13a-14 and 15d-15 promulgated under the Securities Exchange Act of 1934.

31.2	Certification of Chief Financial Officer pursuant to Rules 13a-14 and 15d-15 promulgated under the Securities Exchange Act of 1934

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003

32.2	Certificate of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K dated December 3, 2004
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K dated July 7, 2000.
(3)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the period ended September 30, 2000, which was filed on January 16, 2001.
(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2001, which was filed on May 21, 2001.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 29, 2003.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K dated June 23, 2003.
(7)	Incorporated by reference to the Company’s Current Report on Form 8-K dated July 7, 2003.
(8)	Incorporated by reference to the Company’s Quarterly Report on Form 10- QSB for the period ended June 30, 2003, which was filed on August 19, 2003.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K dated September 22, 2003.
(10)	Incorporated by reference to the Company’s Annual Report on Form 10-K dated January 13, 2004.
(11)	Incorporated by reference to the Company’s Current Report on Form 8-K dated March 29, 2004.
(12)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended December 31, 2003, which was filed on February 19, 2004.

(13)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2004, which was filed on May 24, 2004.
(14)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2004, which was filed on August 23, 2004.
(15)	Incorporated by reference to the Company’s Current Report on Form 8-K dated October 4, 2004.
(16)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, which was filed on January 13, 2006. Signed originals of these written statements required by Section 906 have been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.
(17)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended December 31, 2005, which was filed on February 21, 2006.
(18)	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 6, 2006.
(19)	Incorporated by reference to the Company’s Current Report on Form 8-K dated May 2, 2006.
(20)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2006, which was filed on May 22, 2006.
(21)	Incorporated by reference to the Company’s Current Report on Form 8-K dated August 8, 2006.
(22)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2006, which was filed on August 21, 2006.
(23)	Incorporated by reference to the Company’s Current Report on Form 8-K dated September 11, 2006.
(24)	Incorporated by reference to the Company’s Current Report on Form 8-K dated September 26, 2006.

(25)	Incorporated by reference to the Company’s Current Report on Form 8-K dated October 11, 2006.
(26)	Incorporated by reference to the Company’s Current Report on Form 8-K dated December 14, 2006.
(27)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, which was filed on December 29, 2006.
(28)	Incorporated by reference to the Company’s Current Report on Form 8-K dated January 19, 2007.
(29)	Incorporated by reference to the Company’s Current Report on Form 8-K dated March 28, 2007.
(30)	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 19, 2007.
(31)	Incorporated by reference to the Company’s Current Report on Form 10-Q for period ended March 31, 2007 which was filed on May 15, 2007.
(32)	Incorporated by reference to the Company’s Current Report on Form 8-K dated June 13, 2007.
(33)	Incorporated by reference to the Company’s Current Report on Form 8-K dated June 29, 2007.
(34)	Incorporated by reference to the Company’s Current Report on Form 10-Q for period ended June 30, 2007 which was filed on August 14, 2007.
(35)	Incorporated by reference to the Company’s Current Report on Form 8-K dated September 12, 2007.
(36)	Incorporated by reference to the Company’s Current Report on Form 8-K dated October 18, 2007.
(37)	Incorporated by reference to the Company’s Current Report on Form 8-K dated November 2, 2007.
(38)	Incorporated by reference to the Company’s Current Report on Form 8-K dated December 11, 2007.
(39)	Incorporated by reference to the Company’s Current Report on Form 10-K dated December 28, 2007.

Reports on Form 8-K

Current Report on Form 8-K dated October 11, 2006

Current Report on Form 8-K dated November 3, 2006

Current Report on Form 8-K dated December 14, 2006

Current Report on Form 8-K dated January 19, 2007

Current Report on Form 8-K dated January 26, 2007

Current Report on Form 8-K dated March 28, 2007

Current Report on Form 8-K dated April 19, 2007

Current Report on Form 8-K dated June 13, 2007

Current Report on Form 8-K dated June 29, 2007

Current Report on Form 8-K dated September 12, 2007

Current Report on Form 8-K dated October 18, 2007

Current Report on Form 8-K dated November 2, 2007

Current Report on Form 8-K dated December 11, 2007

Current Report on Form 8-K dated January 7, 2008

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian, M.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Alan M. Pearce
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: January 28, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and as of the date indicated:

Signature		Title	Date

By:	/s/ Steven Arikian	Chief Executive Officer; Chairman of the Board; Director (Principal Executive Officer)	January 28, 2008
Steven Arikian, M.D.

By:	/s/ Alan M. Pearce	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 28, 2008
Alan M. Pearce

By:	/s/ Francis E. O’Donnell, Jr.	Vice-Chairman, Director	January 28, 2008
Francis E. O’Donnell, Jr., M.D.

By:	/s/ Christopher C. Chapman	Director	January 28, 2008
Christopher C. Chapman, M.D.

By:	/s/ Raphael J. Mannino	Director	January 28, 2008
Raphael J. Mannino, Ph.D.

By:	/s/ Peter J. Pappas, Sr.	Director	January 28, 2008
Peter J. Pappas, Sr.

By:	/s/ Jeffrey A. Scott	Director	January 28, 2008
Jeffrey A. Scott, M.D.

By:	/s/ Robert D. Weiss	Director	January 28, 2008
Robert D. Weiss

By:	/s/ John Sitilides	Director	January 28, 2008
John Sitilides

By:	/s/ Ronald E. Osman	Director	January 28, 2008
Ronald E. Osman, Esquire

Exhibit 31.1

CERTIFICATION

I, Steven Arikian, certify that:

1.	I have reviewed this amendment to annual report on Form 10-K/A of Biovest International, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 28, 2008

By:	/s/ Steven Arikian
Steven Arikian, M.D.
Chairman of the Board and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Alan M. Pearce, certify that:

1.	I have reviewed this amendment to annual report on Form 10-K/A of Biovest International, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 28, 2008

By:	/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

Exhibit 32.1

CERTIFICATION

In connection with the Amendment to Annual Report on Form 10-K/A of Biovest International, Inc. (the “Company”) for the year ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K/A”), I, Steven Arikian, M.D., Chairman of the Board and Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Form 10-K/A fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-K/A fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: January 28, 2008

/s/ Steven Arikian
Steven Arikian, M.D.
Chairman of the Board and Chief Executive Officer

This certification accompanies the Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Biovest International, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K/A), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION

In connection with the Amendment to Annual Report on Form 10-K/A of Biovest International, Inc. (the “Company”) for the year ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K/A”), I, Alan M. Pearce, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The form 10-K/A fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-K/A fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: January 28, 2008

/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

This certification accompanies the Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Biovest International, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K/A), irrespective of any general incorporation language contained in such filing.